Exhibit 10.8
LETTER LOAN AGREEMENT
May, 26 2009

VERTEX ENERGY, INC.
1331 Gemini, Suite 103
Houston, TX 77058
Attn: Benjamin P. Cowart

Gentlemen:

Pursuant to our prior discussions, this Letter Loan Agreement will serve to set forth the terms of the financing agreement by and between VERTEX ENERGY, INC., a Nevada corporation ("Borrower") and REGIONS BANK, an Alabama state bank corporation (the "Lender"):

1. Loans. Subject to the terms and conditions set forth in this Letter Loan Agreement (this "Loan Agreement") and the other agreements, instruments, and documents executed and delivered in connection herewith and pursuant hereto (collectively, together with this Loan Agreement, referred to hereinafter as the "Loan Documents"). Lender and Borrower hereby agree as follows:

(a) Borrowing Base Loan. Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, from time to time, an amount (the "Borrowing Base") up to (i) 80% of the net amount of Eligible Accounts (as defined below), plus (ii) 50% of the net amount of Eligible Inventory (as defined below) up to a maximum of $1,750,000.00; provided, however, the total of such loan (the "Borrowing Base Loan") shall not to exceed in the aggregate at any one time $3,500,000.00. In the event that, at any time, the aggregate amount of indebtedness outstanding shall exceed the Borrowing Base, Borrower agrees to immediately repay to Lender the amount necessary to cause the outstanding balance of the Borrowing Base Loan to be no more than the Borrowing Base. Advances of the Borrowing Base Loan shall be utilized by Borrower solely for working capital. Provided that Borrower shall comply with the covenants contained in this Loan Agreement and the other Loan Documents, the Borrowing Base Loan shall be extended to Borrower until three hundred sixty-four (364) days after the date of this Loan Agreement (the "Borrowing Base Termination Date"), at which time all sums advanced hereunder shall be due and payable in full. Within the limits of this paragraph, Borrower may borrow, repay and re-borrow hereunder in accordance with the terms of this Loan Agreement. Borrower shall give Lender not less than 2 Business Days' prior notice of each requested advance specifying (i) the aggregate amount of such requested advance, and (ii) the requested date of such advance.

As used in this Loan Agreement, the term "Eligible Accounts" shall mean an amount equal to the aggregate net invoice or ledger amount owing on all trade accounts receivable for goods sold or leased or services rendered in the ordinary course of business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever and in which Lender has a perfected, first priority lien, after deducting (without duplication): (a) each such account that is unpaid 90 days or more after the original invoice date thereof, (b) the amount of all returns, discounts, allowances, rebates, credits and adjustments to such accounts, (c) that portion of any account which constitutes a pre-billing or a "billed and hold," or a credit memo balance, service charge, or finance charge, together with the amount of all contra accounts, setoffs, claims, defenses or counterclaims asserted by or available to the account debtors, (d) all accounts with respect to which goods are placed on consignment or subject to a guaranteed sale or other terms by reason of which payment by the account debtor may be conditional, (e) that portion of any account which represents interim or progress billings, all accounts with respect to which a payment and/or performance bond has been furnished, and that portion of any accounts billed for or representing retainage, if any, until all prerequisites to the immediate payment of such accounts have been satisfied, (f) all accounts owing by account debtors for which there has been instituted a proceeding in bankruptcy or reorganization under the United States Bankruptcy Code or other law, whether state or federal, now or hereafter existing for relief of debtors, (g) all accounts owing by affiliates, subsidiaries, or employees, (h) all accounts in which the account debtor is any state or municipal government, a Native American sovereign nation, the United States government, or any department, agency, or instrumentality of the United States, except to the extent an acknowledgment of assignment to Lender of such account in compliance with the Federal Assignment of Claims Act and other applicable laws has been received by Lender, (i) all accounts due by any account debtor whose principal place of business is located outside the United States of America and its territories, unless covered by credit insurance or a letter of credit acceptable to Lender, (j) all accounts subject to any provisions prohibiting assignment or requiring notice of or consent to such assignment, (k) unless otherwise agreed by Lender, that portion of all account balances owing by any single account debtor which exceeds 35% of the aggregate of all accounts owing by all account debtors, and (1) any other accounts deemed unacceptable by Lender in its sole and absolute discretion; provided, however, if more than 10% of the then balance owing by any single account debtor does not qualify as an Eligible Account under the foregoing provisions, then the aggregate amount of all accounts owing by such account debtor shall be excluded from Eligible Accounts.

As used in this Loan Agreement, the term "Eligible Inventory" shall mean the aggregate value of all inventory of raw materials and finished goods (excluding work-in- process and packaging materials, supplies and any advertising costs capitalized into inventory) then owned by, and in the possession or under the control of, Borrower and held for sale or disposition in the ordinary course of business, in which Lender has a perfected, first priority lien valued at the lower of cost or market value. Eligible Inventory shall not include (a) inventory which is damaged, defective, obsolete, or otherwise unsaleable in the ordinary course of Borrower's business, (b) inventory which has been returned or rejected, (c) inventory that has been shipped or delivered to a customer on consignment, on a sale or return basis or on the basis of any similar understanding, (d) inventory with respect to which a claim exists disputing Borrower's title to or right to possession of such inventory, (e) inventory that is not in good condition or does not comply with applicable laws, rules, or regulations or the standards imposed by any governmental authority with respect to its manufacture, use or sale, and (f) inventory that Lender, in its sole discretion, has determined to be unmarketable.

(b)          $1.600.000.00 Loan. Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender, a single advance loan in an amount up to $1,600,000.00 (the "$1.600.000.00 Loan"). The $1,600,000.00 Loan proceeds will be funded on the date hereof and used by Borrower to pay off the indebtedness evidenced by Regions Bank notes 01-4330000759-9001 and 01-4330001028-9001, the obligation to repay which has been assumed by Borrower. Any amounts unadvanced under the $1,600,000.00 Loan on the date hereof for such purpose shall not be available for subsequent advances. Borrower may not repay and subsequently reborrow any portion of the $1,600,000.00 Loan. The $1,600,000.00 Loan shall be due and payable on the day that is three hundred sixty-four (364) days after the date of this Loan Agreement (the "$1.600.000.00 Loan Maturity Date").

(c)           $500.000.00 Equipment Guidance Line. Upon the request of Borrower pursuant to this clause (c), Lender agrees to consider making loans to and/or entering into leases with Borrower for the purchase by Borrower, or purchase by Lender and simultaneous lease to Borrower, of equipment to be utilized by Borrower in the ordinary course of its business (the "$500.000.00 Equipment Guidance Line").   At no time may the sum of the aggregate original principal amount of all loans under the $500,000.00 Equipment Guidance Line and the aggregate purchase price to Lender of all leases entered into under the $500,000.00 Equipment Guidance Line exceed $500,000.00.

(d)           Letter(s) of Credit.   Provided that no Default (as defined below) or Event of Default (as defined below) has occurred and is then existing, at the written request of Borrower, delivered at least seven (7) Business Days before the requested issuance date, Lender shall issue irrevocable commercial or standby letter(s) of credit (the "Letter(s) of Credit"), for the account of Borrower, subject to the following conditions:

(i) The aggregate face amount of all outstanding Letters of Credit (including the amount of the requested Letter of Credit), plus the outstanding balance of the Borrowing Base Loan, shall not exceed the lesser of (a) the Borrowing Base, or (b) the principal amount of the Borrowing Base Loan.

(ii) Borrower shall pay an annual administrative fee for the issuance of each Letter of Credit equal to the greater of $1,000.00, or 2.75% of the amount of the Letter of Credit per annum (based upon the number of days the Letter of Credit is to be outstanding) to compensate Lender for its ongoing obligations with respect to the requested Letter of Credit.

(iii) The expiration date of the requested Letter of Credit shall not exceed the Borrowing Base Termination Date.

(iv) Borrower shall have executed and delivered to Lender a letter of credit application and all other documents required by Lender in connection with the issuance of the Letter of Credit, each of which shall be in form and substance satisfactory to Lender in its sole discretion.

Without limiting any of the foregoing, if, in any case, Borrower does not provide Lender with funds in the amount and on the date necessary to settle Lender's obligation under any draft drawn under any Letter of Credit, Lender shall make, and Borrower shall accept, an advance by Lender to Borrower and/or Borrower under the Borrowing Base Loan and this Loan Agreement as of the day and time such drafts are paid by Lender and in the amount of the drafts so paid. In case of any conflict between the terms of any letter of credit application with respect to any Letter of Credit and the terms hereof, the terms of this Loan Agreement shall control, except to the extent the letter of credit application states that certain specified provisions thereof control, in which case those specified provisions of the letter of credit application shall control.

The Borrowing Base Loan, $1,600,000.00 Loan and any loans, advances or leases outstanding pursuant to the $500,000.00 Equipment Guidance Line are sometimes referred to hereinafter collectively as the "Loans". The Loans shall be evidenced by one or more promissory notes (herein collectively called, together with any renewals, extensions and increases thereof, the "Notes") and, in the case of leases under the $500,000.00 Equipment Guidance Line, leases between Lender and Borrower, all in form and substance acceptable to Lender. Accrued and unpaid interest on advances under the Borrowing Base Loan and the $1,600,000.00 Loan shall be due and payable on the day that is one (1) month after the date of this Loan Agreement, and on the same day of each succeeding month. All outstanding principal of and accrued and unpaid interest on the Borrowing Base Loan shall be due and payable on the Borrowing Base Termination Date. All outstanding principal of and accrued and unpaid interest on the $1,600,000.00 Loan shall be due and payable on the $1,600,000.00 Loan Maturity Date. All payments under loans and/or leases entered into under the $500,000.00 Equipment Guidance Line shall be due at the times set forth in the documents entered into in connection with such loan or lease.

2.         Interest.

(a)           Borrowing Base Loan.    The Borrowing Base Loan shall bear interest at the greater of (i) five percent (5.00%) per annum or (ii) the Adjusted LIBO Rate plus four percent (4.00%) per annum.

(b)           $1.600.000.00 Loan. The $ 1,600,000.00 Loan shall bear interest at the greater of (i) five percent (5.00%) per annum or (ii) the Adjusted LIBO Rate plus one and one-half percent (1.50%) per annum.

(c)           $500.000.00 Equipment Guidance Line.   All loans outstanding pursuant to the $500,000.00 Equipment Guidance Line shall bear interest at the rate or rates provided in the documentation evidencing such loans.

(d)           Default Rate.   Notwithstanding the foregoing, to the extent permitted under applicable law, upon the occurrence of an Event of Default, and after maturity, the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to five percent (5.00%) plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section.

(e)           Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).   The applicable Adjusted LIBO Rate shall be determined by Lender and such determination shall be conclusive absent manifest error.

(f)           Alternate Rate of Interest.   If Lender determines (which determination shall be conclusive absent manifest error) that (a) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, or (b) the Adjusted LIBO Rate will not adequately and fairly reflect the cost to Lender of making or maintaining the applicable Loans, then Lender shall determine a suitable alternative for the Adjusted LIBO Rate and shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter, which alternative shall remain in effect until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist.

(g)           Increased Costs of Making or Maintaining LIBOR Loans. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate), or (ii) impose on Lender or the London interbank market any other condition affecting this Loan Agreement or the Loans, and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then

Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(h) Capital Adequacy. If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender's capital or on the capital of Lender's holding company, if any, as a consequence of this Loan Agreement or the Loans made by Lender to a level below that which Lender or Lender's holding company could have achieved but for such Change in Law (taking into consideration Lender's policies and the policies of Lender's holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender's holding company for any such reduction suffered.

(i) Certificate of Amounts Due. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (g) or (h) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(j) Delay in Demand For Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender's right to demand such compensation.

(k) No Deduction For Taxes. Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any taxes; provided that if Borrower shall be required to deduct any taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(1) Borrower Indemnity. Borrower shall indemnify Lender, within 10 days after written demand therefor, for the full amount of any taxes paid by Lender on or with respect to any payment by or on account of any obligation of Borrower hereunder (including taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(m) As used in this Loan Agreement the following terms shall have the following meanings:

(i) "Adjusted LIBO Rate" means (1) from the date of this Loan Agreement through May 31, 2009, 0.35375% per annum and (2) for each month, commencing June, 2009, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for the first day of such month multiplied by (b) the Statutory Reserve Rate.

(ii) "Business Day" means a day on which the office of Lender at which payments under this Loan Agreement are to be made is open for business.

(iii) "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Loan Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Loan Agreement or (c) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Loan Agreement.

(iv) "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(v) "LIBO Rate" means, for any day, the rate for deposits in U.S. dollars for a one month period which appears on Telerate Page 3750 as of 11:00 a.m., London, England time on the day (the "Pricing Date") that is two LIBOR Business Days preceding such day, as such rate is published on the Business Day next following the Pricing Date in the Money Market Section of the Wall Street Journal. If such rate cannot be so determined for any reason, Lender will request the principal London office of at least two banks to provide a quotation of its rate for deposits in U.S. dollars for a one moth period commencing two LIBOR Business Days after the date of such request and the LIBO Rate will be the arithmetic mean of such quotations.

(vi) "LIBOR Business Day" means a day on which the office of Lender at which payments under this Loan Agreement are to be made is open for business and on which dealings in U.S. dollar deposits are carried out in the London interbank market.

(vii) "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America to which Lender is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

3. Collateral. As collateral and security for the Loans, and any and all other indebtedness or obligations from time to time owing by Borrower to Lender, Borrower shall grant, or cause the owner thereof to grant, to Lender, its successors and assigns, a lien and security interest (which shall be a first and prior lien and security interest therein), in and to the following described property, together with any and all products and proceeds thereof (collectively, the "Collateral"):

(a) Personal Property. All of Borrower's present and future accounts, inventory, equipment, fixtures, chattel paper, documents, instruments, investment property, general intangibles and other personal property.

(b)       Certificates of Deposit. One or more certificates of deposit, aggregating at least $1,600,000.00 in face value, issued by Bank to Borrower.

4.           Commitment Fee: Unused Fee.

(a)           On the date hereof, Borrower shall pay to Lender commitment fees of $ 17,500.00 in connection with the Borrowing Base Loan and $4,000.00 in connection with the $1,600,000.00 Loan.   The commitment fees are in addition to all principal, interest, attorney's fees, and other amounts which may become due from Borrower to Lender on or in connection with the Loans. Commitment fees with respect to loans and leases under the $500,000.00 Equipment Guidance Line, and payment terms thereof, shall be determined at the time the documents evidencing such loan or lease are executed.

(b)           Borrower shall pay to Lender an unused fee equal to the product of (i) the daily average amount of the Unused Revolver Commitment times (ii) a per annum percentage equal to 0.35%. Such unused fee shall accrue from and including the date of this Loan Agreement to and including the Borrowing Base Termination Date.  Unused fees shall be determined quarterly in arrears and shall be payable on the last day of each calendar quarter and on the Borrowing Base Termination Date, provided that should the Borrowing Base Loan be terminated at any time prior to the Borrowing Base Termination Date for any reason, the entire accrued and unpaid unused fee shall be paid on the date of such termination.   As used herein, the term "Unused Revolver Commitment" means, at any date, an amount equal to $3,500,000.00 less the outstanding principal amount of the Borrowing Base Loan on such date.

5.           Collateral Documents.   Prior to or contemporaneously with the closing of the Loans, Borrower shall deliver, or cause to be delivered, to Lender, in addition to the Notes, the following agreements, documents and instruments (sometimes collectively referred to hereinafter as the "Collateral Documents"):

(a)           Security Agreement in the form required by Lender.

(b)           Lockbox Agreement in the form required by Lender.

(c)           Subordination Agreements executed by such persons, and in such form, as required by Lender.

(d)           Such UCC-1 financing statements as may be required by Lender.

(e)           A Notice of Final Agreement.

(f)            Resolutions of Borrower, in the form required by Lender authorizing Borrower to enter into the transactions contemplated under this Loan Agreement and the other Loan Documents.

(g)           Such other agreements, instruments, documents, and certificates as may be requested by Lender to evidence the Loans and to grant and perfect a lien and security interest in the Collateral.

6.             Representations and Warranties.   Borrower hereby represents and warrants, and upon each request for an advance under the Loans (if any), further represents and warrants, as follows:

(a)           Corporate Existence. Borrower is a Nevada corporation, duly organized, validly existing, and is in good standing under the laws of the state of its formation and is duly qualified and in good standing under the laws of the State of Texas and all other states where it is doing business, and has all requisite power and authority to execute and deliver this Loan Agreement and the other Loan Documents.

(b)           Authorization.      The   execution,   delivery,   and  performance   of this   Loan Agreement and all of the other Loan Documents have been duly authorized by all necessary action of Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

(c)           Authority. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not conflict with, result in a violation of, or constitute a default under (i) any provision of Borrower's governing agreements or instruments, or (ii) any law, governmental regulation, court decree, or order applicable to Borrower, or require the consent, approval or authorization of any third party.

(d)           Financial Condition.    Each financial statement supplied by or on behalf of Borrower to Lender was prepared in accordance with generally accepted accounting principles, consistently applied, in effect on the date such statements were prepared and truly discloses and fairly presents the financial condition as of the date of each such statement, and there has been no material adverse change in such financial condition or results of operations subsequent to the date of the most recent financial statement supplied to Lender.

(e)           Litigation.    There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or governmental department, commission or board, which, if determined adversely to Borrower, (i) would subject Borrower to any liability not fully covered by insurance, or (ii) would have a material adverse effect on the financial condition, properties, or operations of Borrower, or its ability to perform its obligations under this Loan Agreement.

(f)           Tax Returns.   Borrower has filed all federal, state and local tax reports and returns, if any, required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges, if any, indicated due on the basis of such returns and reports, except those being contested in good faith by appropriate proceeding, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

(g)           No Material Changes.   There is no fact known that has not been disclosed to Lender in writing which may result in any material adverse change in Borrower's business, properties or operations. No certificate or statement herewith or heretofore delivered to Lender in connection herewith, or in connection with any transaction contemplated hereby, contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading. Borrower is not in default and no event or circumstance has occurred which, except for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, mortgage, deed of trust, security agreement or other agreement or instrument.   Since the date of the last financial statements delivered to Lender, neither the business nor the assets or properties of Borrower have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition, or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof or by acts of God.

(h) Ownership of Assets. Borrower owns all of the assets reflected on its most recent balance sheet free and clear of all liens, security interests or other encumbrances, except as previously disclosed in writing to Lender.

(i) Governmental Authority. Borrower, (i) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation, or (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any assets or properties or the conduct of business.

(j) Principal Office. The principal office of Borrower, as well as the place at which Borrower keeps its books and records, is the address to which this Loan Agreement is addressed.

7.           Representation in Request for Advance.   Each request for an advance hereunder shall constitute, a representation and warranty by Borrower that, as of the date of such request, (a) all of the representations and warranties of Borrower contained in this Loan Agreement and the other Loan Documents are true and correct, and (b) no Default or Event of Default has occurred and is continuing, or would result from the requested advance.  All representations and warranties made by Borrower in this Loan Agreement shall survive delivery of the Loan Documents and the making of the Loans.

8.           Conditions Precedent to the Loans. Any obligation of Lender to make the Loans shall be subject to the complete and continuing satisfaction, on or before the date hereof, of the following conditions precedent:

(a)           Loan Documents.   Borrower and any other person or entity required to do so shall have executed and delivered to Lender the Loan Documents to which they are a party and any and all other documents reasonably required or requested by Lender to give effect to the transactions contemplated by this Loan Agreement, all in form and substance satisfactory to Lender and its counsel.

(b)           Legal Opinion. If requested, Lender shall have received the favorable opinion, in form and substance satisfactory to it, of counsel to Borrower, with respect to (i) the matters set forth in paragraphs 6(a), (b), (c) and (e) hereof, (ii) to the effect that the Loans are not usurious, and (iii) such other matters as Lender or its counsel may reasonably request.

(c)           Additional Agreements.    Lender shall have received such other agreements, instruments, documents and certificates incidental and appropriate to the transaction provided for herein as Lender or its counsel may reasonably request.

9.           Conditions Precedent to Future Advances.   Lender's obligation to make any advance under this Loan Agreement and the other Loan Documents shall be, in addition to the conditions precedent set forth in Section 8 hereof, subject to the additional conditions precedent that, as of the date of such advance and after giving effect thereto, (a) all representations and warranties made to Lender by Borrower in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date; (b) no material adverse change in Borrower's financial condition since the effective date of the most recent financial statements furnished to Lender by Borrower shall have occurred and be continuing; and (c) Lender has received a Request for Advance from Borrower, such request for an advance on the Borrowing Base Loan to be in the form of Exhibit "A", or such other form acceptable to Lender.

10. Affirmative Covenants. Until the Loans and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, Borrower agrees and covenants that it will, unless Lender shall otherwise consent in writing:

(a)           Accounts and Records.    Maintain its books and records in accordance with generally accepted accounting principles, applied on a consistent basis, and permit Lender to examine, audit and make and take away copies or reproductions of Borrower's books and records, at all reasonable times.

(b)           Payments of Obligations. Pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax charge, levy, lien or claim as long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied.

(c)           Compliance with Laws. Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower and its businesses and operations.

(d)           Insurance.    Maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker's compensation, business interruption, and other insurance necessary or required by Lender. On the date hereof, and at other times upon request of Lender, Borrower will furnish or cause to be furnished to Lender from time to time a Certificate of Insurance describing the insurance coverages maintained by Borrower, in form and substance satisfactory to Lender, and if requested will furnish Lender with copies of the applicable policies.

(e)           Right of Inspection.   Permit such persons as Lender may designate to visit its properties and installations and examine, audit and make and take away copies of its books and records, as Lender may reasonably desire, including field audits to be conducted at Borrower's expense as Lender deems necessary.

(f)           Cure of Defect. Promptly cure any defects in the execution and delivery of any of the other Loan Documents and all other instruments executed in connection with this transaction.

(g)           Additional Documentation.   Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

(h) Legal Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect each Borrower's existence in good standing.

(i) Maintenance of Assets. Maintain all of its material assets, both real and personal, used in the conduct of its business, in good condition, repair and working order, and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements and improvements thereof and thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(j) Notice of Matters. Promptly inform Lender of (i) any and all material or adverse changes in its financial condition, (ii) all claims which could materially affect its financial condition, (iii) after the commencement thereof, notify Lender of all actions, suits, and proceedings before any court or any governmental department, commission, or board, and (iv) of the creation, occurrence, or assumption of any actual or contingent liabilities not permitted under this Loan Agreement.

(k) Primary Depository Relationship: Lockbox. Borrower shall establish and maintain its primary operating account(s) with Lender. Borrower agrees to deposit all proceeds of the Collateral into a Lockbox Account maintained with Lender. In furtherance and not in limitation of the foregoing, Borrower shall (a) execute a Lockbox Agreement with Lender, (b) notify, or cause to be notified, all obligors of any Collateral to forward all remittances to the Lockbox Account in accordance with such Lockbox Agreement and (c) pay all costs of such Lockbox Account, including set up and administration thereof.

(1) Subordination Agreements. All indebtedness of Borrower to any affiliate of Borrower (or any person related to any affiliate of Borrower) shall be subordinated to the Loans and all other indebtedness of Borrower to Lender in a manner satisfactory to Lender. Any indebtedness of Borrower so subordinated is referred to herein as "Subordinated Debt".

(m) Methods of Payment. All payments due on the Loans shall be made pursuant to an automatic debit process linked to Borrower's accounts with Lender.

11. Financial Covenants. Until the Loans and all obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, Borrower, and Guarantor to the extent that the stated action or information specifically relates to the Guarantor, agrees and covenants that it will maintain the following financial covenants unless Lender shall otherwise consent in writing:

(a)           Minimum Tangible Net Worth.  Borrower shall maintain, as of the end of each month, a Tangible Net Worth of at least $1,500,000.00, increasing by 50% of Borrower's net income for each fiscal year, commencing with respect to fiscal year 2009.

(b)           Liabilities/Tangible Net Worth Ratio.  Borrower will maintain, as of the end of each month, a ratio of (i) total liabilities (excluding any Subordinated Debt) to (ii) Tangible Net Worth of not greater than 4.0 to 1.0.

(c)           Debt Service Coverage Ratio.   Borrower will maintain, as of the end of each month, commencing the end of the month in which the first anniversary of this Loan Agreement occurs, a ratio of (a) EBITDA for the preceding twelve (12) months to (b) CMLTD plus interest expense for the preceding twelve (12) months of not less than 1.5 to 1.0.

(d)           Funded Bank Debt Ratio. Borrower will maintain, as of the end of each month, a ratio of (a) Funded Bank Debt as of the last day of such month to (b) EBITDA for the preceding twelve (12) months (annualized for the first twelve (12) months for which this ratio is tested) of not greater than 3.5 to 1.0.

(e)           Minimum Liquidity.   Borrower shall maintain, as of the end of each month, unencumbered liquid assets (as reasonably determined by Lender) of at least $1,500,000.00.

As used herein, (a) the term "CMLTD" means that portion of Borrower's long term debt and capital leases maturing or scheduled to be paid in the prior period, (b) the term "Tangible Net Worth" means the total assets bearing on the asset side of a balance sheet of Borrower, in accordance with GAAP, less the sum of (i) total debt and (ii) the sum of the aggregate amount owing from any officers, stockholders or other affiliates of Borrower and (iii) the aggregate amount of any intangible assets of Borrower, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names, (c) the term "EBITDA" means net income before tax, interest expense (net of capitalized interest expense), depreciation expense, and amortization expense and (d) the term "Funded Bank Debt" means all indebtedness of Borrower to Lender or any other bank, savings bank, investment bank, insurance company, equity fund, hedge fund or other financial institution, including without limitation the Loans. Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to generally accepted accounting principles, consistently applied ("GAAP").

12.          Negative Covenants. Until the Loans and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, Borrower will not, without the prior written consent of Lender:

(a)           Nature of Business: Change of Management or Operation.   Make any material change in the nature of its business as carried on as of the date hereof, including, but not limited to, any material change in the management or operation of its business.

(b)           Liquidations: Mergers: Consolidations. Liquidate, merge, or consolidate with or into any other entity.

(c)           Acquisition of Stock or Other Assets.   Purchase or otherwise acquire all or substantially all the assets of, or any capital stock or other equity interest in, any other entity.

(d)           Sale of Assets.    Sell, transfer or otherwise dispose of any of its assets or properties, other than in the ordinary course of business.

(e)           Liens.  Create, incur, assume or permit to exist any lien or encumbrance on any of its assets or properties, including the Collateral, whether voluntary or involuntary.

(f)           Transfer of Ownership.    Permit the sale or other transfer of any ownership interest in Borrower.

(g)          Indebtedness.  Borrower shall not create, incur, or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, including any capital lease obligations, other than (i) borrowings from Lender, or (ii) other indebtedness or obligations outstanding which do not at any time exceed $500,000.00 in the aggregate.

(h)          Loans. Borrower shall not make any loan to any person or entity, including any of its directors, officers, employees, stockholders, or any investments or ventures associated therewith, or guarantee any indebtedness or obligation of any other person or entity.

(i)           Capital Expenditures. Borrower will not make capital expenditures (other than through the $500,000.00 Equipment Guidance Line) in excess of $350,000.00 during any fiscal year, unless such expenditures has an immediate accretive impact effect to Borrower. The Borrowing Base Loan shall not be used for capital expenditures.

    (j)            Distributions. Borrower shall not make or pay any dividends or other distributions to its shareholders.

(k)          Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower's identity as may be requested by Lender at any time to enable Lender to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

13.          Reporting Requirements. Until the Loans and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, Borrower will, unless Lender shall otherwise consent in writing, furnish to Lender:

(a)          Defaults and Events of Default. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, the statement of Borrower setting forth the details of such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

(b)          Borrower's Monthly Reports. As soon as available and in any event within thirty (30) days after the end of each month, (1) consolidated and consolidating financial statements of Borrower as of the end of such month, which financial statements shall contain a balance sheet and income statement, certified as true and correct in all material respects by the President or Chief Financial Officer of Borrower, (2) a current aging analysis of Borrower's accounts receivable and accounts payable and list of Borrower's inventory by location and type (to include the following: raw materials, work in progress, and finished goods), (3) a Borrowing Base Certificate in the form attached as Exhibit "B" and (4) a Compliance Certificate in the form attached as Exhibit "C".

(c)          Borrower's Annual Reports. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, consolidated and consolidating financial statements of Borrower as of the end of such year, which financial statements shall contain a balance sheet and income statement, certified by independent public accountants satisfactory to Lender, with such certification to be free of exceptions and qualifications not acceptable to Lender.

(d)          SEC Filings.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said

(a)           Securities and Exchange Commission, or with any national securities exchange, or distributed by Borrower to its shareholders generally, as the case may be.

(e)           Tax Returns. As soon as available and in any event within 60 days of the filing thereof, a copy of all tax returns filed by Borrower with the Internal Revenue Service and in the event of an extension, verification of the extension filing.

(f)           Right  to   Additional   Information.      Furnish  Lender  with   such   additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to its financial condition and business operations as Lender may request from time to time.

(g)          Governmental Action.  Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or any governmental department, commission, or board affecting Borrower or any of its properties.

(h)          Evidence of Payment of Obligations.   Upon demand of Lender, evidence of payment of all assessments, taxes, charges, levies, liens, and claims against its properties.

All references to a preceding period shall mean the period ending as of the end of the month, quarter or fiscal year for which the applicable report is delivered. All references to a period immediately following shall mean the period beginning on the first day of the month, quarter or fiscal year following the end of the period for which the applicable report is delivered. All financial reports furnished to Lender pursuant to this Loan Agreement shall be prepared in such form and such detail as shall be satisfactory to Lender and shall be prepared on the same basis as those prepared in prior years, and duly certified by the President or Chief Financial Officer of Borrower as being true and correct in all material aspects.

14. Events of Default. Each of the following shall constitute an "Event of Default" under this Loan Agreement, and the occurrence of any of the following which would, with the giving of notice, the passage of time, or both, constitute an Event of Default, shall constitute a "Default" under this Agreement:

(a)           Any default in the payment when due of any part of the principal of, or interest on, the Notes or any other indebtedness or obligation from time to time owing by Borrower to Lender, and the same is not cured within ten (10) days following delivery of written notice thereof from Lender to Borrower.

(b)           The failure of Borrower to maintain the insurance coverage as required by this Loan Agreement or the Loan Documents, and the same is not cured within ten (10) days following delivery of written notice thereof from Lender to Borrower.

(c)           Any default, breach or failure in the performance of any term, condition, warranty, agreement, or covenant of this Loan Agreement or any of the other Loan Documents, and the same is not cured within thirty (30) days following delivery of written notice thereof from Lender to Borrower; provided, however, if the same may not be cured within such thirty (30) day period, and Borrower is taking all reasonable actions in regard to curing same, Borrower shall be allowed a reasonable time not to exceed an additional thirty (30) days to perform or take such actions required to cure the same, and Borrower shall keep Lender advised of the status of all actions being taken by Borrower.

(d)           Any representation or warranty set forth in this Loan Agreement or in any of the other Loan Documents is false or untrue in any material respect when made.

(e)           Any event which results in or permits the acceleration of the maturity of any indebtedness of Borrower to others under any agreement or undertaking.

(f)           Borrower suspends the transaction of its business for any period of time.

(g)           If Borrower or any Obligated Party (as defined below): (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee, or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy, or similar laws (all of the foregoing hereinafter collectively called "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any. Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization, or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of 30 days any attachment, sequestration, or similar writ levied upon any property of such party; or (vi) fails to pay within 30 days any final money judgment against such party.   The term "Obligated Party" as used herein, shall mean any party other than Borrower who secures, guaranties, and/or is otherwise obligated to all or any portion of the indebtedness evidenced by the Notes.

(h) If Borrower or any Obligated Party is an entity, the liquidation, dissolution, merger, or consolidation of any such entity or, if Borrower or any Obligated Party is an individual, the death or legal incapacity of any such individual.

(i) Any material adverse change in the financial condition or results of operation of Borrower since the effective date of any financial statement previously furnished to Lender by Borrower has occurred and is continuing.

Notwithstanding anything in this Loan Agreement, the Notes or any of the other Loan Documents to the contrary, upon the occurrence of an Event of Default, Lender may take any of the actions provided in Section 15 below and concurrently and automatically with the occurrence of a Default or Event of Default, further advances on the Loans shall cease until such Default or Event of Default is cured.

15.           Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other indebtedness then owing by Borrower to Lender, shall, at the option of Lender, become immediately due and payable without further presentation, demand for payment, notice of intent to accelerate, notice of acceleration or dishonor, protest or notice of protest of any kind, all of which are expressly waived by Borrower.

16.           Rights Cumulative. All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

17.           Waiver and Agreement.   Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.   No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing.   No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

18.           Maximum Interest Rate. Regardless of any provision contained in this Loan Agreement, any of the other Loan Documents, or any other document or instrument executed pursuant hereto or thereto, Lender shall never be entitled to receive, collect, charge or apply, as interest on the Loans contemplated hereunder, any amount in excess of the highest lawful rate, and, in the event Lender ever receives, collects, charges or applies as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the principal debt of the Loans is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided, that if the Loans are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the highest lawful rate, Lender shall refund to Borrower or credit against the principal debt of the Loans the amount of such excess and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the highest lawful rate.

19.           Notices. Except as otherwise provided herein, all notices, demands, requests, and other communications required or permitted hereunder shall be given in writing and sent by (i) personal delivery, or (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, or (iv) facsimile (provided that such facsimile is confirmed by expedited delivery service or by United States mail in the manner previously described), addressed to the addressee at such party's address contained in the Loan Documents, or to such other address as either party shall have designated by written notice, sent in accordance with this paragraph at least thirty (30) days prior to the date of the giving of such notice.   Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery, or in the case of mail, as of three (3) days after deposit in an official depository of the United States mail, or in the case of delivery service or facsimile, upon receipt.   To the extent actual receipt is required, rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was received shall be deemed to be receipt of the notice, demand, request or other communication sent.

20.           Construction. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in Houston, Harris County, Texas.

21.           Arbitration.    All disputes, claims and controversies between Borrower and Lender, whether individual, joint, or class in nature, arising from the Loans, any document executed in connection therewith or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association, upon request of either Borrower or Lender. No act to take or dispose of any collateral securing the Loans shall constitute a waiver of this agreement to arbitrate or be prohibited by this agreement to arbitrate.   This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code.    Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right concerning any collateral securing the Loans, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral securing the Loans, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction; provided, however, that nothing contained herein shall be deemed to be a waiver by Lender of the protections afforded to it under 12 USC Section 91, Texas Finance Code Section 59.007, or any other protection provided banks by the laws of Texas or the United States. The statutes of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes.   The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this agreement to arbitrate.   If the Federal Arbitration Act is inapplicable to any such claim or controversy for any reason, such arbitration shall be conducted pursuant to the Texas General Arbitration Act and in accordance with this agreement to arbitrate and Commercial Arbitration Rules of the American Arbitration Association.

22.           Choice of Forum; Consent to Service of Process and Jurisdiction.    Subject to the provisions of Section 21 hereof, any suit, action or proceeding against Borrower with respect to this Loan Agreement, the Notes or any judgment entered by any court in respect thereof, may be brought in the courts of the State of Texas, County of Harris, or in the United States courts located in the State of Texas as Lender in its sole discretion may elect and Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding.   Borrower hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of an suit, action or proceeding arising out of or relating to this Loan Agreement or the Note brought in the courts located in the State of Texas, County of Harris, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

23.           Invalid Provisions.   If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.    Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added as part of such Loan Documents a provision mutually agreeable to Borrower and Lender as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. In the event Borrower and Lender are unable to agree upon a provision to be added to the Loan Documents within a period of ten (10) Business Days after a provision of the Loan Documents is held to be illegal, invalid or unenforceable, then a provision acceptable to Lender as similar in terms to the illegal, invalid and unenforceable provision as is reasonably possible and be legal, valid and enforceable shall be added automatically to such Loan Documents.  In either case, the effective date of the added provision shall be the date upon which the prior provision was held to be illegal, invalid or unenforceable.

24.           Expenses.  Borrower shall pay all costs and expenses (including, without limitation, the reasonable attorneys' fees of Lender's legal counsel) in connection with (i) the preparation of this Loan Agreement and the other Loan Documents, and any and all extensions, renewals, amendments, supplements, extensions or modifications thereof, (ii) any action required in the course of administration of the Loans, and (iii) any action in the enforcement of Lender's rights upon the occurrence of a Default or Event of Default.

25.           Binding Effect. This Loan Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective heirs, successors, assigns and legal representatives; provided however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations thereunder.

26.           Assignments and Participations by Lender. Lender may, at any time, without the consent of Borrower, (a) assign to one or more assignees all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of its commitment to make the Borrowing Base Loan and/or the advances thereunder then owing to it) and (b) sell participations to any person in all or a portion of Lender's rights and obligations under this Loan Agreement (including all or a portion of its commitment to make the Borrowing Base Loan and/or the advances thereunder then owing to it). From and after the effective date of any assignment, the assignee shall be a party to this Loan Agreement and, to the extent of the interest assigned to such assignee, shall have the rights and obligations of Lender under this Agreement and Lender shall, to the extent of the interest assigned by it to such assignee, be released from its obligations under this Loan Agreement (and, in the case of an assignment covering all of Lender's rights and obligations under this Agreement, Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of all indemnities, releases and waivers made by Borrower under this Agreement and the other Loan Documents.

27.           Offset. Borrower hereby grants to Lender, upon the occurrence of a Default or Event of Default, the right of offset, to secure repayment of the Notes, upon any and all moneys, securities or other property of Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to Lender or any of its agents, from or for the account of Borrower whether for safe keeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower, and any and all claims of Borrower against Lender at any time existing.

28.           Headings.   Section headings are for convenience of reference only and shall in no way affect the interpretation of this Loan Agreement.

29.           Survival. All representations and warranties made by Borrower in this Loan Agreement shall survive delivery of the Notes and the making of the Loans.

30.           No Third Party Beneficiary.    The parties do not intend the benefits of this Loan Agreement to inure to any third party, nor shall this Loan Agreement be construed to make or render Lender liable to any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by  Borrower,  or for  debts  or claims  accruing to  any  such persons  against Borrower. Notwithstanding anything contained herein or in the Notes, or in any other Loan Documents, or any conduct or course of conduct by any or all of the parties hereto, before or after signing this Loan Agreement or any of the other Loan Documents, neither this Loan Agreement nor any other Loan Documents shall be construed as creating any right, claim or cause of action against Lender, or any of its officers, directors, agents or employees, in favor of any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, nor to any other person or entity other than Borrower.

31.           Counterparts.    This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same agreement.

32.           Waiver of Special Damages.  BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT BORROWER MAY HAVE TO CLAIM OR RECOVER FROM LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

33.           Jury    Waiver.        BORROWER    AND    LENDER    HEREBY    VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS.   THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

34.           USA Patriot Act Notification.    The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and, if Borrower is not an individual, Lender will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower's driver's license or other identifying documents, and, if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

35.           Entire Agreement. THIS LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning the additional copy of this Loan Agreement enclosed herewith.

Address:	REGIONS BANK
5005 Woodway, Suite 110
Houston, Texas 77056	By
Name:
Title:

ACCEPTED this 26th day of May, 2009.

BORROWER:

VERTEX ENERGY, INC.

By: /s/ Benjamin P. Cowart
Benjamin P. Cowart, President

List of Attachments

Exhibit "A"      -      Form of Request for Advance
Exhibit "B"       -      Form of Borrowing Base Certificate
Exhibit "C"       -      Form of Certificate of Compliance

EXHIBIT "A" REQUEST FOR ADVANCE

Dated     , 200_

In accordance with the Letter Loan Agreement ("Loan Agreement") dated May, 2009,   between  REGIONS   BANK  ("Lender")   and  VERTEX  ENERGY,   INC.,   a  Nevada   corporation
("Borrower"). I,                   of Borrower, hereby request on behalf of Borrower an advance on the

Borrowing Base Loan in the amount of $                     , and certify and warrant that the following schedule accurately states the Borrowing Base as of the date hereof:

1.  Total Accounts Receivable as of
2.  Less:

(A)	Accounts 90 days past due	$
(B)	Affiliate/Subsidiary Accounts	$
(C)	Financially Distressed	$
(D)	Foreign (No L/C)	$
(E)	Governmental	$
(F)	Concentrations	$
(G)	Other Ineligible Accounts	$

3. Eligible Accounts Receivable

4. 80% of Line 3

5. Total Inventory as of

6. Less:

(A) Conditionally Shipped to Customer
(B) Subject to claims
(C) Other Ineligible Inventory

7. Eligible Inventory

8. 50% of Line 7, not to exceed Line 4

9. Total of Lines 4 and 8

10. Loan Balance this report

11. Outstanding Letters of Credit

12. Total of Lines 10 and 11

13. Excess of line 9 over line 12
EXHIBIT "A"

I further certify and warrant that (i) as of the date of this Request, all of the representations and warranties of Borrower contained in the Loan Agreement are true and correct, (ii) all conditions precedent to this Request have been satisfied, (iii) there has been no material adverse change in the financial condition of Borrower from that shown by the last financial statements furnished to Lender, (iv) no Default or Event of Default under the Loan Agreement is existing on the date of this Request, (v) the foregoing report is true and correct as of the date hereof, and (vi) the items mentioned herein constitute Collateral in accordance with the terms of the Loan Agreement. The foregoing defined terms have the meaning given to them in the Loan Agreement.

VERTEX ENERGY, INC.
By:
Benjamin P. Cowart, President

EXHIBIT "B" BORROWING BASE CERTIFICATE

Dated       , 200_

In accordance with the Letter Loan Agreement ("Loan Agreement") dated May, 2009,  between  REGIONS   BANK  ("Lender")   and  VERTEX  ENERGY,   INC.,   a  Nevada   corporation
("Borrower"). I,           of Borrower, hereby certify and warrant that the following schedule accurately states the Borrowing Base as of the date hereof.

1. Total Accounts Receivable as of
2. Less:

(A)	Accounts 90 days past due	$
(B)	Affiliate/Subsidiary Accounts	$
(C)	Financially Distressed	$
(D)	Foreign (No L/C)	$
(E)	Governmental	$
(F)	Concentrations	$
(G)	Other Ineligible Accounts	$

3. Eligible Accounts Receivable
4. 80% of Line 3
5. Total Inventory as of
6.  Less:

(A) Conditionally Shipped to Customer
(B) Subject to claims
(C) Other Ineligible Inventory

7. Eligible Inventory
8. 50% of Line 7, not to exceed Line 4
9. Total of Lines 4 and 8

I further certify and warrant that (i) as of the date of this Certificate, all of the representations and warranties of Borrower contained in the Loan Agreement are true and correct, (ii) there has been no material adverse change in the financial condition of Borrower from that shown by the last financial statements furnished to Lender, (iii) no Default or Event of Default under the Loan Agreement is existing on the date of this Certificate, (iv) the foregoing report is true and correct as of the date hereof, and (v) the items mentioned herein constitute Collateral in accordance with the terms of the Loan Agreement. The foregoing defined terms have the meaning given to them in the Loan Agreement.

VERTEX ENERGY, INC.

By:
Benjamin P. Cowart, President

EXHIBIT "C" CERTIFICATE OF COMPLIANCE

Dated          , 200

In accordance with the Letter Loan Agreement ("Loan Agreement") dated May, 2009,
between  REGIONS   BANK  ("Lender")   and  VERTEX  ENERGY,   INC.,   a  Nevada   corporation ("Borrower"). I,of Borrower, hereby certify and warrant that:

1.	Borrower is in full compliance with all of its obligations under the Loan Agreement as of the date hereof.

2.           Borrower's financial condition for the fiscal      ending      is as follows:

FINANCIAL COVENANT	REQUIRED RATIO OR AMOUNT	ACTUAL RATIO OR AMOUNT
Minimum Tangible Net Worth	At least $1,500,000.00 and increasing by	$
50% of net income
Liabilities/Tangible Net Worth	Not greater than 4.0 to 1.0	to 1.0
Debt Service Coverage Ratio	Not less than 1.5 to 1.0	to 1.0
Funded Bank Debt Ratio	Not greater than 3.5 to 1.0	to 1.0
Minimum Liquidity	Not less than $ 1,500,000.00	$

The foregoing defined terms have the meaning given to them in the Loan Agreement.

VERTEX ENERGY, INC.

By:
Benjamin P. Cowart, President